Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Com-Tec Security, LLC and its Affiliates

Appleton, Wisconsin

We consent to the inclusion in the Form S-1 of Argyle Security, Inc., dated May 30, 2008, of our report dated March 10, 2008, with respect to the consolidated balance sheet of Com-Tec Security, LLC and its Affiliates as of December 31, 2007, and the related consolidated statements of operations, changes in members’ equity and cash flows for the year then ended.

We consent to the inclusion in the Form S-1 of Argyle Security, Inc., dated May 30, 2008, of our report dated March 4, 2008, with respect to the consolidated balance sheet of Com-Tec Security, LLC and its Affiliates as of December 31, 2006, and the related consolidated statements of operations, changes in members’ equity and cash flows for the year then ended.

We consent to the reference to us under the heading of “Experts” in such Form S-1.

Clifton Gunderson LLP

Oshkosh, Wisconsin

May 28, 2008